Exhibit 10.5
F&G ANNUITIES & LIFE, INC.
EMPLOYEE STOCK PURCHASE PLAN
F&G Annuities & Life, Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby adopts the F&G Annuities & Life, Inc. Employee Stock Purchase Plan” (hereinafter referred to as the “Plan”), effective as of January 1, 2023. The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 10.1 hereof, until all of the shares of Company Stock authorized under the Plan have been purchased according to the Plan’s provisions.
ARTICLE 1
PURPOSE OF THE PLAN
1.1    PURPOSE. The Company has determined that it is in its best interests to provide an incentive to attract and retain Employees and to increase Employee morale by providing a program through which Employees may acquire a proprietary interest in the Company through the purchase of shares of Company Stock. The Plan shall permit Employees to purchase shares of Company Stock through payroll deductions and through a Company matching program. Participation in the Plan is entirely voluntary and neither the Company nor any of its Subsidiaries makes any recommendations to their Employees as to whether they should participate in the Plan. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor qualify as an “employee stock purchase plan” under Section 423 of the Code.
ARTICLE 2
DEFINITIONS
Capitalized terms used herein without definition shall have the respective meanings set forth below:
2.1    ACCOUNT. “Account” means the bookkeeping entry maintained by the Company on behalf of each Participant for the purpose of accounting for all Participant Contributions credited to the Participant pursuant to the Plan.
2.2    BASE EARNINGS. “Base Earnings” means the amount of a Participant’s regular salary before deductions required by law and deductions authorized by the Participant, including any elective deferrals with respect to a plan of an Employer qualified under Sections 125 or 401(a) of the Code and any amounts deferred by the Participant to a nonqualified deferred compensation plan sponsored by an Employer. In the case of Participants primarily compensated on a commission basis, “Base Earnings” may include commission earnings not to exceed $10,000 per month. “Base Earnings” shall not include: wages paid for overtime, extended workweek schedules or any other form of extra compensation, payments made by an Employer based upon salary for Social Security, workers’ compensation, unemployment compensation, disability payments or any other payment mandated by state or federal statute, or salary-related contributions made by an Employer for insurance, annuity or any other employee benefit plan.

2.3    BOARD. “Board” means the Board of Directors of the Company.
2.4    BROKER. “Broker” means the financial institution designated by the Company to act as Broker for the Plan.
2.5    CODE. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
2.6    COMMITTEE. “Committee” means the Committee described in Article 8.
2.7    COMPANY. “Company” means F&G Annuities & Life, Inc., a Delaware corporation, and any successor thereto.
2.8    COMPANY STOCK. “Company Stock” means the common stock of the Company, par value $0.001 per share.
2.9    EMPLOYEE. “Employee” means each person currently employed by an Employer (a) any portion of whose income is subject to withholding of income tax or for whom Social Security retirement contributions are made by an Employer, or (b) who qualifies as a common-law employee of an Employer. Notwithstanding the foregoing, persons determined by the Committee not to be Employees and persons on a leave of absence shall not be treated as “Employees” for purposes of this Plan.
2.10    EMPLOYER. “Employer” means the Company and any Subsidiary designated by the Committee.
2.11    MATCHING DATE. “Matching Date” means the date during the calendar month following the annual anniversary of the applicable Quarter End on which an Employer credits Match Shares to a Participant’s Share Account.
2.12    MATCH PRICE. “Match Price” means the closing price of a share of Company Stock on the Wednesday preceding the Matching Date (or on such other date during the week that includes the Matching Date, as determined by the Company).
2.13    MATCH SHARES. “Match Shares” means shares of Company Stock credited to Participants’ Share Accounts pursuant to Article 5 and Sections 6.1 and 6.2(a).
2.14    PARTICIPANT. “Participant” means an Employee who has satisfied the eligibility requirements of Section 3.1 and has become a participant in the Plan in accordance with Section 3.2.
2.15    PAYROLL PERIOD. “Payroll Period” means the pay periods coinciding with an Employer’s payroll practices, as revised from time to time.
2.16    PLAN YEAR. “Plan Year” means the twelve consecutive month period ending each December 31.

2.17    QUALIFYING EMPLOYMENT. “Qualifying Employment” means employment with any Employer (including both current employment and, with respect to employees who were reinstated or rehired by an Employer within one (1) year after the cessation of employment with an Employer and employment with the Employer prior to the cessation of employment).
2.18    QUARTER. “Quarter” means, with respect to each Plan Year, the following four calendar quarters: January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.
2.19    QUARTER END. “Quarter End” means the last day of each Quarter (i.e., March 31, June 30, September 30 or December 31).
2.20    SHARE ACCOUNT. “Share Account” means the account maintained by the Broker on behalf of each Participant for the purpose of accounting for Match Shares and Company Stock purchased by the Participant pursuant to the Plan.
2.21    SUBSIDIARY. “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.1    ELIGIBILITY.
(a)    All Employees of an Employer shall be eligible to become Participants in the Plan following the later of:
(i) attaining the age of eighteen (18), and

(ii) the completion of ninety (90) days of Qualifying Employment.

The Committee may, in its discretion, waive any of the foregoing eligibility requirements on an individual or group basis.

(b)    Notwithstanding any other provisions herein, each Employee who was employed by an organization, which was part of a corporate transaction with the Company immediately prior to commencing employment with an Employer, shall be eligible to participate in the Plan upon commencing employment with an Employer if (1) such corporate transaction documents provided for such immediate eligibility or (2) the Committee so decides.
3.2    PARTICIPATION. An Employee who has satisfied the eligibility requirements of Section 3.1 may become a Participant in the Plan upon his or her completion of such enrollment procedures as the Company may prescribe, which procedures may include responding to enrollment procedures set forth via an Internet website or a voice response system authorizing payroll deductions. Payroll deductions for a Participant shall commence as soon as administratively practicable following the completion of the enrollment procedures established by the Company and shall remain in effect until changed by the Participant in accordance with Section 4.2 below. Employees who become eligible to participate in the Plan due, in whole or in part, to Qualifying Employment attributable to prior employment with an Employer will commence participation on the first day of the month following the later of (a) commencement of employment with an Employer (if the employee has (90) days of Qualifying Employment on the employment commencement date) and (b) completion of ninety (90) days of Qualifying Employment.
3.3    SPECIAL RULES. In the event that a person is excluded from participation in the Plan under Section 2.9 above and a court of competent jurisdiction determines that the person is eligible to participate in the Plan, the person shall be treated as an Employee only from the date of the court’s determination and shall not be entitled to retroactive participation in the Plan.
ARTICLE 4
PARTICIPANT CONTRIBUTIONS
4.1    PARTICIPANT ELECTION. Pursuant to the enrollment procedures established by the Company in Section 3.2, each Participant shall designate the amount of payroll deductions (“Participant Contributions”) to be made from his or her paycheck to purchase Company Stock under the Plan. The amount of Participant Contributions shall be designated in whole percentages of Base Earnings, of at least 3% and not to exceed 15% of Base Earnings for any Plan Year. The amount so designated by the Participant shall be effective as soon as administratively practicable following completion of the enrollment procedures and shall continue until terminated or altered in accordance with Section 4.2 below.
4.2    CHANGES IN ELECTION. In accordance with procedures established by the Company, a Participant may decrease or increase the rate of his or her Participant Contributions or elect to discontinue his or her Participant Contributions, in either case as soon as administratively practicable. No such election may be made retroactive, and any new election shall remain in effect until subsequently modified by the Participant pursuant to this Section 4.2.
4.3    PARTICIPANT ACCOUNTS. The Company shall establish and maintain a separate Account for each Participant. The amount of each Participant’s Participant Contribution shall be credited to his or her Account. No interest shall accrue at any time for any amount credited to an Account of a Participant.
ARTICLE 5
COMPANY MATCH
5.1    ELIGIBILITY TO RECEIVE MATCH SHARES; MATCH FORMULA. Each Employee who is a Participant in the Plan and remains an Employee on each day from a Quarter End until the Matching Date for such Quarter End shall be eligible to receive Match Shares. The number of Match Shares credited to a Participant’s Share Account pursuant to Article 6 shall be determined by dividing the Participant’s “Matching Credit” (determined pursuant to this Article 5) by the applicable Match Price.
5.2    OFFICERS. For each Officer who is a Participant in the Plan and remains an Employee on each day from a Quarter End until the Matching Date for such Quarter End, the Matching Credit shall be an amount equal to one-half of the amount of the Participant Contributions credited to the Participant’s Account for the Quarter ending on the applicable Quarter End. For purposes of the Plan and unless otherwise determined by the Committee, “Officer” means chief executive officer, president, executive vice president, senior vice president, vice president, or assistant vice president.
5.3    OTHER PARTICIPANTS. For each Participant who is not an Officer under Section 5.2 above and who remains an Employee on each day from a Quarter End until the Matching Date for such Quarter End, the Matching Credit shall be an amount equal to one-third of the amount of Participant Contributions credited to the Participant’s Account for the Quarter ending on the applicable Quarter End.
5.4    TEN-YEAR EMPLOYEES. Notwithstanding the provisions of Section 5.3 to the contrary, with respect to each Participant who has completed at least ten years of Qualifying Employment as of a Matching Date (“Ten-Year Employee”), the Matching Credit for such Participant under Section 5.3 above with respect to any Participant Contributions made on or after the date the Participant becomes a Ten-Year Employee shall be one-half of the amount of the Participant’s Participant Contributions instead of one-third. For purposes of this Section 5.4, unless determined otherwise by the Committee, a Participant’s years of employment shall include such Participant’s years of employment with Fidelity National Financial, Inc. (“FNF”) immediately prior to commencing employment with the Company, including all direct and indirect subsidiaries of FNF, or such Participant’s years of employment with an organization that was part of a corporate transaction with the Company immediately prior to commencing employment with an Employer if (1) such corporate transaction documents provided for such credit or (2) if the Committee so decides. Likewise, for purposes of this Section 5.4, a Participant’s years of employment with FGL Holdings immediately prior to the merger of FGL Holdings with FNF, including all direct and indirect subsidiaries of FGL Holdings, shall be included in determining whether the Participant is a Ten-Year Employee.
5.5    CHANGES IN STATUS. In the event that a Participant becomes an Officer of an Employer, as described in Section 5.2 herein, or a Ten-Year Employee, as described in Section 5.4 herein, during a Quarter, for purposes of determining such Participant’s Matching Credit, all Participant Contributions made during the Quarter in which the change in status occurred shall be considered to have been made as an Officer or Ten-Year Employee for that Quarter.
ARTICLE 6
PURCHASE OF STOCK AND ALLOCATION OF MATCH SHARES
6.1    PURCHASE OF COMPANY STOCK. As soon as practicable following the close of each Payroll Period, the amount credited to a Participant’s Account shall be transferred by the Company or an Employer to the Broker, and the Company shall cause the Broker to use such amount to purchase shares of Company Stock on the open market on the Participant’s behalf (each such case, a “Purchase Date”). Any balance remaining after the purchase shall be credited to the Participant’s Share Account and shall be used to purchase additional shares of Company Stock as of the next Purchase Date.
6.2    MATCHING ALLOCATIONS. As soon as practicable following each Quarter End, the Company shall cause to be allocated to the Share Account of each Participant who is eligible to receive Match Shares that number of Match Shares determined pursuant to Article 5. Match Shares shall be posted to the Participant’s Share Account as soon as practicable after, and credited to such Share Account as of, each Matching Date.
6.3    FEES AND COMMISSIONS. The Company shall pay the Broker’s administrative charges for opening the Share Accounts for the Participants and the brokerage commissions on purchases made that are attributable to Match Shares and the purchase of Company Stock with Participant Contributions. Participants shall pay all other expenses of their Share Account, including but not limited to the Broker’s fees attributable to the issuance of certificates for any and all shares of Company Stock held in a Participant’s Share Account. Participants shall also pay the brokerage commissions and any charges associated with the sale of Company Stock held in the Participant’s Share Account.
ARTICLE 7
TERMINATION OF EMPLOYMENT
7.1    TERMINATION OF EMPLOYMENT. In the event that a Participant’s employment with an Employer terminates for any reason, the Participant will cease to be a Participant in the Plan as of the date of termination. All cash in the Participant’s Account will be transferred to the Participant’s Share Account. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan. As of the date of termination of employment, the Participant shall pay for any and all expenses and costs related to his or her Share Account, including but not limited to the brokerage commissions on purchases of shares of Company stock made on or after the date of termination and any other fees, commissions, or charges for which the Participant would otherwise have been responsible for if he or she had continued to be a Participant in the Plan.
ARTICLE 8
PLAN ADMINISTRATION
8.1    PLAN ADMINISTRATION.
(a)    Authority to control and manage the operation and administration of the Plan shall be vested in the Board, or a committee (“Committee”) appointed by the Board. Until such time as the Board appoints a Committee to administer the Plan, the Board shall serve as the Committee for purposes of the Plan. The Board or Committee shall have all powers necessary to supervise the administration of the Plan and control its operations.

(b)    In addition to any powers and authority conferred on the Board or Committee elsewhere in the Plan or by law, the Board or Committee shall have the following powers and authority:
(i)    To designate agents to carry out responsibilities relating to the Plan;
(ii)    To administer, interpret, construe and apply this Plan and to answer all questions that may arise or that may be raised under this Plan by a Participant, his or her beneficiary or any other person whatsoever;
(iii)    To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan; and
(iv)    To perform or cause to be performed such further acts as it may deem to be necessary, appropriate, or convenient for the operation of the Plan.
(c)    Any action taken in good faith by the Board or Committee or their designated agents in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon a Participant and his or her beneficiaries. All discretionary powers conferred upon the Board and Committee shall be absolute.
8.2    LIMITATION ON LIABILITY. No Employee, officer, member of the Board or Committee, or designated agent of the Board or Committee shall be subject to any liability with respect to his or her duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee and any of their designated agents, and any other Employee or officer of an Employer with duties under the Plan who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative, or investigative, by reason of the person’s conduct in the performance of his or her duties under the Plan.
ARTICLE 9
COMPANY STOCK
9.1    MAXIMUM NUMBER OF SHARES. Subject to Section 9.3 below, the maximum number of shares of Company Stock which may be allocated as Match Shares and purchased under the Plan pursuant to Participant Contributions is 2,000,000 shares. All shares of Company Stock purchased pursuant to the terms of this Plan shall be purchased on the open market.
9.2    VOTING COMPANY STOCK. The Participant will have no interest or voting right in shares of Company Stock to be purchased under Article 6 of the Plan until such shares have been posted to the Participant’s Share Account.

9.3    ADJUSTMENTS. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the shares of Company Stock, such adjustment shall be made in the number and kind of shares of Company Stock that may be purchased under the Plan as set forth in Section 9.1, as may be determined to be appropriate and equitable by the Committee, in its sole discretion. The decision by the Committee regarding any such adjustment shall be final, binding and conclusive.
ARTICLE 10
MISCELLANEOUS MATTERS
10.1    AMENDMENT AND TERMINATION. Since future conditions affecting the Company cannot be anticipated or foreseen, the Board reserves the right to amend, modify, or terminate the Plan at any time; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule. Upon termination of the Plan, all cash in an Employee’s Account will be transferred to the Employee’s Share Account. The Broker may continue to maintain the Employee’s Share Account on behalf of the Employee; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan, and the Employee shall thereafter be responsible for any and all expenses and costs related to his or her Share Account. Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted which adversely affects the rights of any Participant without the consent of such Participant.
10.2    TAX WITHOLDING. The Company shall have the right to deduct from all amounts payable or provided to a Participant (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of amounts payable or provided under this Plan. Withholding with respect to Match Shares may be satisfied, at the Company’s option, by withholding from a Participant’s other wages, by reducing the number of Match Shares credited to a Participant’s Share Account by that number of shares of Company Stock having a fair market value equal to all or part of the withholding obligation, by requiring the Participant to remit the withholding amount to the Company or the Participant’s Employer, and/or by such other means as the Company or the Participant’s Employer may determine.
10.3    BENEFITS NOT ALIENABLE. Benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily, except as expressly permitted in this Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.
10.4    NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of an Employer and shall not be deemed to constitute a contract between an Employer and any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall be deemed to give the right to any Employee to be retained in the employ of an Employer or to interfere with the right of an Employer to discharge any Employee at any time.
10.5    GOVERNING LAW. To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.
10.6    NON-BUSINESS DAYS. When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday, that act shall be performed on the next succeeding day which is not a Saturday, Sunday or legal holiday.
10.7    COMPLIANCE WITH SECURITIES LAWS. Notwithstanding any provision of the Plan to the contrary, the Committee shall administer the Plan in such a way to insure that the Plan at all times complies with any applicable requirements of Federal securities laws.